Exhibit 3.2

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
FLORIDIAN FINANCIAL GROUP, INC.

          Pursuant to Section 607.1006, Florida Statutes, the Articles of Incorporation of Floridian Financial Group, Inc. are hereby amended as follows:

          FIRST: Paragraph A(1) of Article IV of the Articles of Incorporation is hereby amended by deleting the text of such provision in its entirety and insert in lieu thereof the following:

                      (1)       Common Stock. The aggregate number of shares of common stock (referred to in these Articles of Incorporation as “Common Stock”) which the Corporation shall have authority to issue is 100,000,000 with a par value of $5.00 per share.

          SECOND:      The foregoing amendment was adopted by the holders of outstanding shares of Common Stock, being the sole voting group entitled to vote on the amendment, on March 20, 2008, and the number of votes cast for the amendment by the shareholders was sufficient for approval by that voting group.